Exhibit 99.1

Augmedix Announces Proposed Public Offering of 5,500,000 Shares of Common Stock

SAN FRANCISCO, November 15, 2023 – Augmedix, Inc. (Nasdaq: AUGX) (“Augmedix”), a healthcare technology company that delivers industry-leading ambient medical documentation and data solutions, today announced that it has commenced an underwritten public offering of 5,500,000 shares of its common stock. Augmedix intends to grant the underwriters a 30-day option to purchase an additional 15% of the shares of its common stock offered in the public offering. The offering is subject to market and other conditions, and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering. All of the shares to be sold in the proposed offering will be sold by Augmedix.

Evercore ISI and William Blair are acting as the joint bookrunning managers for the offering. B. Riley Securities is acting as co-manager.

Augmedix currently intends to use the net proceeds from this offering, if any, together with its existing cash, cash equivalents and short-term investments: to fund increased investment in sales and marketing; for research and development and general and administrative costs as the company increases its scale; and for working capital, capital expenditures and general corporate purposes. A material portion of the net proceeds shall be allocated toward the acceleration of Augmedix’s product roadmap, which includes, but is not limited to, its offerings for use in the emergency department care setting.

The offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-264337) that became effective upon filing with the Securities and Exchange Commission (“SEC”) on May 6, 2022 and the base prospectus contained therein. A preliminary prospectus supplement and accompanying base prospectus relating to the offering and the shares of common stock being offered will be filed with the SEC. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents Augmedix has filed with the SEC for more complete information about Augmedix and this offering. Copies of the registration statement, the preliminary prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or, when available, by contacting: Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com; William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of Augmedix, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Augmedix, Inc.

Augmedix delivers industry-leading, ambient medical documentation and data solutions to healthcare systems, physician practices, hospitals, and telemedicine practitioners.

Augmedix is on a mission to help clinicians and patients form a human connection by seamlessly integrating our technology at the point of care. Augmedix’s proprietary platform digitizes natural clinician-patient conversations, which are converted into comprehensive medical notes and structured data in real time. The company’s platform uses automatic speech recognition, and natural language processing, including large language models, to generate accurate and timely medical notes that are transferred into the EHR.

Augmedix’s products relieve clinicians of administrative burden, in turn, reducing burnout, increasing clinician efficiency and improving patient access. Through Augmedix’s proprietary platform and bi-directional communication channel, Augmedix is ideally suited to serve as the vehicle for change at the point of care.

Augmedix is headquartered in San Francisco, CA, with offices around the world. To learn more, visit www.augmedix.com.

Forward-Looking Statements

This press release contains forward-looking statements and information, including with respect to the offering and the intended use of the proceeds of the offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions, are intended to identify forward-looking statements. Although Augmedix’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Augmedix, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among others: whether or not we will be able to raise capital through the sale of shares of common stock or consummate the offering, the final terms of the offering, Augmedix’s ability to satisfy the closing conditions of the offering, the timing or occurrence of the closing, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in Augmedix’s Annual Report on Form 10-K for the year ended December 31, 2022 and in its subsequent Quarterly Report on Forms 10-Q, and in future SEC filings and reports of Augmedix. Augmedix undertakes no duty or obligation to update any forward-looking statements as a result of new information, future events or changes in its expectations or circumstances.

Contact Information

Investors:

Matt Chesler, CFA

FNK IR

(646) 809-2183

augx@fnkir.com

investors@augmedix.com

Media:

Kaila Grafeman

Augmedix

pr@augmedix.com